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Exhibit 99.1

FOR IMMEDIATE RELEASE
December 10, 2002

TEXAS REGIONAL BANCSHARES, INC. INCREASES
CASH DIVIDEND TO $0.12 QUARTERLY

        MCALLEN, TEXAS—Texas Regional Bancshares, Inc. ("Texas Regional") (NASDAQ: TRBS) today announced that on December 10, 2002 its Board of Directors declared a regular quarterly cash dividend of $0.12 per share payable on January 15, 2003 to common shareholders of record on January 2, 2003. This dividend represents an increase of $.01 per share, or 9.1%, over the previous quarter.

        Texas Regional recently reported net income for third quarter 2002 of $14.3 million, or $0.54 per diluted common share, compared with $10.1 million, or $0.41 per diluted common share, for third quarter 2001. Return on assets and return on equity for third quarter 2002 averaged 1.58 and 16.26 percent, respectively, compared to 1.60 and 15.76 percent, respectively, for third quarter 2001. Beginning in 2002, new accounting standards eliminated the amortization of goodwill. The impact of goodwill amortization, net of tax, on third quarter 2001 decreased net income by $550,000 or $0.03 per diluted common share.

OTHER INFORMATION

        As previously announced, Texas Regional completed a definitive agreement to acquire through merger Corpus Christi Bancshares, Inc. ("Corpus Christi Bancshares"). Corpus Christi Bancshares is the privately held bank holding company for The First State Bank of Bishop ("First State Bank"), located at 203 East Main Street, Bishop, Texas with one additional banking location in Corpus Christi, Texas. As of September 30, 2002, Corpus Christi Bancshares had total assets of $36.1 million, loans of $19.0 million, deposits of $31.6 million and shareholders' equity of $2.7 million. The definitive agreement calls for the exchange of 37,146 shares of Texas Regional common stock, subject to adjustment under specified conditions, for all of the outstanding shares of Corpus Christi Bancshares not presently owned by Texas Regional. The transaction is subject to approval by the appropriate regulatory authorities and other customary closing conditions and it is expected to close during the first quarter of 2003. Texas Regional presently owns approximately 67,174 shares or 32% of the shares of Corpus Christi Bancshares.

        Texas Regional is a McAllen-based bank holding company whose stock trades on The Nasdaq Stock Market® under the symbol TRBS. Texas State Bank, its wholly owned subsidiary, conducts a commercial banking business through 29 full-service banking offices, including 28 in the Rio Grande Valley of Texas and 1 in metropolitan Houston.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

        Texas Regional intends to file with the SEC a registration statement on Form S-4 concerning the transaction between Texas Regional and Corpus Christi Bancshares. Texas Regional and Corpus Christi Bancshares intend to mail a proxy statement/prospectus to the Corpus Christi Bancshares shareholders in connection with the Corpus Christi Bancshares transaction. Investors and security holders of Texas Regional and Corpus Christi Bancshares are urged to read the proxy statement/prospectus when it becomes available because it contains important information about Texas Regional, Corpus Christi Bancshares and the transaction. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when it is available) at the SEC's web site at http://www.sec.gov. A free copy of the proxy statement/prospectus (when it is available) may also be obtained from Texas Regional or Corpus Christi Bancshares. Texas Regional and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Corpus Christi Bancshares in favor of the transaction. Information regarding the interests of Texas Regional's officers and directors, and the interests of Corpus Christi Bancshares' officers and directors, in the transaction will be included in the proxy statement/prospectus.

        In addition to the registration statement on Form S-4 to be filed by Texas Regional in connection with the Corpus Christi Bancshares transaction, and the related proxy statement/prospectus to be mailed to the shareholders of Corpus Christi Bancshares, Texas Regional files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC's public reference rooms located at 450 5th Street, N.W., Washington, D.C 20549, or any of the SEC's other public reference rooms located in New York and Chicago. Investors should call the SEC at 1-800-SEC-0330 for further information on these public reference rooms. The reports, statements and other information filed by Texas Regional with the SEC are also available free at the SEC's web site at http://www.sec.gov. You can also obtain a free copy of these reports, statements and other information from Texas Regional.

        Additional financial, statistical and business-related information, as well as business trends, is included in a Financial Supplement. This release, the Financial Supplement and other information are available on Texas Regional's web site at http://www.trbsinc.com. The Financial Supplement and other information available on Texas Regional's web site can also be obtained by calling R.T. Pigott, Jr., Chief Financial Officer, at (956) 631-5400.

        This document and information on Texas Regional's web site may contain forward-looking information (including information related to plans, projections or future performance of Texas Regional and its subsidiaries and planned market opportunities, employment opportunities and synergies from the merger with Corpus Christi Bancshares), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Texas Regional's results could differ materially from Texas Regional's expectations in these statements. Texas Regional assumes no obligation and does not intend to update these forward-looking statements. For further information please see Texas Regional's reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at the SEC's web site at http://www.sec.gov.

CONTACT: Glen E. Roney, Chief Executive Officer, or R. T. Pigott, Jr., Chief Financial Officer, (956) 631-5400, both of Texas Regional.

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  Exhibit 99.1
TEXAS REGIONAL BANCSHARES, INC. INCREASES CASH DIVIDEND TO $0.12 QUARTERLY
OTHER INFORMATION
ADDITIONAL INFORMATION AND WHERE TO FIND IT